Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188988; 333-189005; 333-202746; 333-202749; and 333-225384 on Form S-8 of Limestone Bancorp, Inc. of our report dated March 8, 2019 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Limestone Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Limestone Bancorp, Inc. for the year ended December 31, 2018.

/s/ Crowe LLP

Louisville, Kentucky

March 8, 2019